SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2005

HIGHWOODS PROPERTIES, INC.

(Exact name of registrant specified in its charter)

Maryland	1-13100	56-1871668
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Smoketree Court

Suite 600

Raleigh, North Carolina 27604

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (919) 872-4924

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Non-Employee Director Compensation

In order to ensure the continued recruitment and retention of qualified board members, the Compensation and Governance Committee of Highwoods Properties, Inc. (the “Company”) has approved certain changes with respect to non-employee director compensation after conducting an internal review of the director compensation practices of the Company’s public REIT competitors. Effective for the second quarter of 2005, non-employee directors will receive annual compensation of $35,000, but will no longer receive additional fees for attendance at meetings, or participation in conference calls, of the Board of Directors or its committees. Non-employee members of the Audit, Executive and Compensation and Governance Committees will receive additional annual retainers of $5,000 for each committee, except that the chairman of the Compensation and Governance Committee will receive $10,000 and the chairman of the Audit Committee will receive $20,000. Non-employee directors on the investment committee will each receive an additional annual retainer of $12,000 and $500 per day for property visits. No changes have been made with respect to the eligibility of non-employee directors to receive awards under the Company’s Stock Option Plan, including restricted stock awards, nor with respect to the option for non-employee directors to defer a portion of their retainer and meeting fees for investment in stock options or units of phantom stock under the Company’s Stock Option Plan. The annual restricted stock award for each non-employee director has been increased by 250 shares. Additionally, an aggregate of 126,857 options to purchase the Company’s common stock held by John L. Turner and L. Glenn Orr, Jr. have been extended until March 31, 2005. The exercise prices for such options remain unchanged.

Management Compensation

The Compensation and Governance Committee has approved certain changes with respect to the administration of the Company’s Stock Option Plan and the 1999 Shareholder Value Plan. Effective for 2005, options that are issued to executive officers under the Stock Option Plan will continue to vest ratably over a four-year period. The exercise price per share for such options will be be based on the average of the daily closing prices for the Company’s common stock over the 10-day period preceding the date of grant, rather than the closing price for the Company’s common stock on the date immediately preceding the date of grant. Effective for 2005, shares of time-based restricted stock that are issued to executive officers under the Stock Option Plan will vest one-third on the third anniversary, one-third on the fourth anniversary and one-third on the fifth anniversary of the date of grant. In addition to time-based restricted stock, a portion of the restricted stock issued to executive officers will be subject to performance-based criteria to be determined from time to time by the Governance and Compensation Committee. Further, the Company has replaced the 1999 Shareholder Value Plan with a performance-based restricted stock plan under which additional grants of restricted stock will vest if the Company’s total shareholder returns exceed the average total returns of a selected group of peer companies over a three-year period. A new three-year plan cycle begins each year under the program. Dividends will continue to be paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of the Company’s common stock.

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Related Party Transactions

On February 10, 2005, we entered into a series of agreements, with effective dates of January 28, 2005 and February 11, 2005, pursuant to which we intend to sell three non-core properties in Winston-Salem, NC to John L. Turner, Jr., a director of the Company, and certain of his affiliates in exchange for aggregate consideration of approximately $27.1 million, which will be paid to us through a combination of cash and the surrender of approximately 270,000 common partnership interests in Highwoods Realty Limited Partnership. We expect to record a gain of approximately $2.0 million upon the closing of these sales, which is expected to occur later in the first quarter of 2005. We believe that the purchase price to be paid for these assets by Mr. Turner and his affiliates is at least equal to their fair market value. The sales have been unanimously approved by the Company’s Board of Directors, except that Mr. Turner recused himself from the discussion and vote on the matter.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HIGHWOODS PROPERTIES, INC.

By:	/s/ Mack D. Pridgen III
Mack D. Pridgen III
Vice President, General Counsel and Secretary

Dated: February 11, 2005

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